Reading International Announces

4th Quarter and Full Year 2014 Results

EBITDA(1) for the 2014 Quarter at $9.1 million compared to $10.9 million in 2013,  down $1.8 million or 16.5% over 2013

EBITDA(1)  for the 2014 Twelve Months at $40.4 million compared to $39.2 million in 2013, up $1.2 million or 3.1% over 2013

Net Income for the 2014 Quarter at $17.2 million compared to $3.2 million in 2013, up $14.0 million or 437.5% over 2013

Net Income for the 2014 Twelve Months at $25.7 million compared to $9.0 million in 2013, up $16.7 million or 185.6% over 2013

Los Angeles, California, - (BUSINESS WIRE) March 12, 2015 - Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter and twelve months ended December 31, 2014.

2014 Highlights

•	Our EBITDA(1) for the 2014 Twelve Months was $40.4 million compared to $39.2 million in the 2013 Twelve Months, an increase of $1.2 million or 3.1%, primarily due to an increase in operating income.
•

Our Net Income for the 2014 Twelve Months was $25.7 million compared to $9.0 million in the 2013 Twelve Months, an increase of $16.7 million or 185.6%, primarily due to a shift from a $4.9 million income tax expense in 2013 to a $9.8 million tax benefit in 2014, as a result of the reversal of the valuation allowance in the U.S. The valuation allowance had been in place for earlier periods with regard to U.S. deferred tax assets because at that time we had not expected to be able to realize the benefit of those assets.

•	In December 2014, we entered into a long-term lease for a luxury cinema in the Ka Makana Ali’I Shopping Center being developed in Kapolei, Hawaii, anticipated to open in mid-2016.
•

On November 28, 2014, we refinanced our Bank of America revolver and increased the borrowing limits from $35.0 million to $55.0 million, with no loan amortization required during the term. The loan has a 5-year term, maturing on December 1, 2019 and an interest rate at LIBOR plus applicable margin rate (ranging from 3.0% to 2.5%), adjusted quarterly.

•	On July 25, 2014, we opened for business our newest cinema, the Reading Cinema in Dunedin, New Zealand, in a building previously leased from us by a competitor.
•

On June 27, 2014, we refinanced our existing three-tiered credit facility with National Australia Bank (“NAB”).  It is comprised of (1) the Bank Bill Discount Facility with a facility limit of AUS$61.3 million, an interest rate of 2.35% above the Bank Bill Swap Bid Rate (“BBSY”), and amortization at AUS$2.0 million per year; (2) the Bill Discount Facility – Revolving with a facility limit of AUS$10.0 million and an interest rate of 1.50% above the BBSY on any undrawn portion and (3) the Bank Guarantee Facility with a facility limit of AUS$5.0 million.  All three have a due date of June 30, 2019.

•

On June 26, 2014, our subsidiary Sutton Hill Properties, LLC entered into an agreement with Sovereign Bank, refinancing the current loan on the Cinemas 1,2,3 property in Manhattan and providing an additional $6.0 million for the acquisition of air rights to add additional density to any redevelopment of the property. We replaced a maturing term loan of $15.0 million with a new loan that has a 2-year term, payable interest only, commencing June 27, 2014, all principal and unpaid interest due and payable on maturity.

•

On May 12, 2014, we entered into a contract to sell our undeveloped 50.6-acre parcel in Burwood, Victoria, Australia, to an affiliate of Australand Holdings Limited for a purchase price of $54.6 million (AUS$65.0 million). Reading received $5.9 million (AUS$6.5 million) on the May 23, 2014 closing.  The balance of the purchase price is due on December 31, 2017. As a result, this transaction is not treated as a sale for accounting purposes.

•

In April 2014, we entered into a long-term lease for a new Angelika-style cinema in the Union Market district of Washington D.C., anticipated to open in mid-2016. To introduce the Angelika brand to the local public, prior to its opening, in June 2014 we opened the AFC Pop-Up! 3-screen cinema.

Fourth Quarter 2014 Discussion

Revenue from operations decreased from $63.5 million in the 2013 Quarter to $61.7 million in the same Quarter in 2014, a decrease of $1.8 million or 2.8%.

Our cinema segment revenue decreased by $1.1 million or 1.9% in the 2014 Quarter compared to the same period in 2013.  The 2014 Quarter decrease was primarily due to a $1.9 million or 9.0%  decrease in Australian cinema revenue, primarily due to the strengthening of the US dollar against the Australian dollar in 2014 Quarter (see below).    Offsetting part of this decrease was a $694,000 increase in cinema revenue from our U.S. cinemas.

The top three grossing films for the 2014 Quarter in our worldwide cinema circuit were “Hunger Games: Mockingjay, Part 1,” “The Hobbit: Battle of the Five Armies,” and “Gone Girl.”  These three films accounted for approximately 25.0% of our 2014 Quarter cinema box office revenue. The top three grossing films for the 2013 Quarter in our worldwide cinema circuit were “Hunger Games: Catching Fire,” “Gravity,” and “Thor: The Dark World.”  These three films accounted for approximately 28.9% of our 2013 Quarter cinema box office revenue.

Our real estate segment revenue for the 2014  Quarter decreased by $740,000 or 11.1%, primarily due to decreases in the value of the Australian and New Zealand dollar compared to the U.S. dollar for the 2014 Quarter compared to the same period in 2013 Quarter (see below).

Operating expense was 78.8% of revenue for both of the 2014 and the 2013 Quarters.

General and administrative expense decreased by $551,000 or 11.6%  for the 2014 Quarter compared to the 2013  Quarter.  The decrease was primarily related to a  decrease in salary and benefits over the 2013 quarter.

For our statement of operations, the Australian quarterly average exchange rates decreased by 7.4% and the New Zealand quarterly average exchange rates decreased by 7.1% from the 2013 Quarter, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2014 Quarter increased by $114,000 or 2.4%  to an operating income of $4.9 million compared to an operating income of $4.8 million in the same quarter last year.

Net interest expense increased by $549,000 or 28.7%  for the 2014 Quarter compared to the 2013 Quarter.  The interest expense was higher in 2014 due to an decrease in the fair value of our interest rate swap liabilities in the 2013  Quarter compared to the 2014 Quarter.

For the 2014 Quarter, we recorded $198,000 in other income, which primarily consisted of income from unconsolidated entities.  For the 2013 Quarter, we recorded $2.1 million in other income, which primarily consisted of a $1.4 million gain on the acquisition and settlement of a cinema; $365,000 of income from unconsolidated entities; and the receipt of insurance proceeds from our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.

           For the 2014 Quarter, the income tax benefit was $14.5 million in 2014 compared to a $1.8 million expense in 2013 and was due to the reversal of the valuation allowance in the U.S.

As a result, we reported a net income of $17.2 million for the 2014 Quarter compared to a net income of $3.2 million in the 2013 Quarter, an increase of $14.0 million or 437.5%.

Our EBITDA(1) at $9.1 million for the 2014 Quarter was $1.8 million or 16.5% lower than the EBITDA(1) for the 2013 Quarter of $10.9 million. There were no significant adjustments to EBITDA in either the 2014 or the 2013 Quarters.

Twelve Months 2014 Summary

Revenue from operations decreased from $258.2 million during the 2013 Twelve Months to $254.7 million in the 2014 Twelve Months, a  $3.5 million or a 1.4% decrease.

Cinema segment revenue decreased $1.5 million or 0.7% driven by a  revenue decrease in the U.S. of $602,000 or 0.5%. This decrease was partially driven by a reduction in box office revenue of $1.5 million, in turn driven by an 82,000 admit reduction, together with a 1.0% reduction in average ticket price, offset by increased concession and café revenues of approximately $524,000. This decrease in cinema segment revenue was also due to a $2.9 million or 3.2% decrease in Australian revenue, which in turn was primarily due to the strengthening of the US dollar against the Australian dollar in 2014 (see below).  Australian local currency box office was consistent with 2013, with a decrease in average ticket price of 4.5% being offset by increased ticket sales of 4.9%. Excluding currency effects, concession revenue was up 7.0%, reflecting increased admission volume and increased spend per admit. The Cinema segment revenue decrease in the US and Australia was partially offset by a revenue increase in New Zealand of $2.0 million or 9.1%. In New Zealand, attendance increased by 88,000 or 5.1%. The majority of this increase was achieved through the opening of our Dunedin cinema. The attendance increase more than offset a New Zealand local currency reduction in average ticket price of 1.8%. New Zealand concession revenue increased by $879,000 due to the combined positive effect of increased admission volumes, improved spend per patron yield, and a  positive U.S. dollar to N.Z. dollar exchange rate movement (refer below).

The top three grossing films for the 2014 Twelve Months were “Hunger Games: Mockingjay, Part 1”,  “Guardians of the Galaxy,” and “Transformers: Age of Extinction” These three films accounted for approximately 8.0% of our 2014 Twelve Months cinema box office revenue. The top three grossing films for the 2013 Twelve Months in our worldwide cinema circuit were “Iron Man 3,” “Hunger Games: Catching Fire,” and “Despicable Me 2.”  These three films accounted for approximately 9.4% of our 2013 Twelve Months cinema box office revenue.

Our real estate segment revenue decreased by $2.0 million or 8.0% during the 2014 Twelve Months compared to the same period last year.  The decrease in real estate revenue was primarily related to the closure of our Courtenay Central parking structure in July 2013 because of the 2013 earthquakes in Wellington, New Zealand.  The Courtenay Central parking structure reopened in November 2014. In local currency the Australian real estate segment revenue improved by 4.1%. This was offset by decreases in the value of the Australian dollar compared to the U.S. dollar for the 2014 Twelve Months compared to the same period in 2013 (see below).

Operating expense was 77.8% of revenue in the 2014 Twelve Months compared to the 79.0% in the 2013 Twelve Months.    The reduction in operating expense percentage was achieved as a result of a significant reduction in operating expense, especially in Australia, as a result of, digital marketing strategies reducing costs, and lower real estate expense associated with our Burwood property. Additionally, changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below), affected both the Australian and New Zealand operating expense.

Depreciation expense increased for the 2014 Twelve Months by $271,000 or 1.8% compared to the same period in 2013 primarily due to digital projection assets receiving their first full quarter of depreciation in 2014 in Australia and New Zealand.

General and administrative expense increased by $849,000 or 4.7% for the 2014 Twelve Months compared to the 2013 Twelve Months.  This increase in general and administrative expense during the 2014 Twelve Months was primarily due to increased salary and benefit costs.

For our statement of operations, the Australian 2014 Twelve Month average exchange rates decreased by 6.8% and the New Zealand 2014 Twelve Month average exchange rates increased by 1.2% from the 2013 Twelve Months, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2014 Twelve Months increased by $1.3 million or 6.2% to $22.2 million compared to $20.9 million in the same period last year.

Net interest expense decreased by $1.0 million or 10.0%  for the 2014 Twelve Months compared to the 2013 Twelve Months. The decrease in interest expense during 2014 resulted from our ability to refinance certain debt obligations at favorable rates in comparison to the existing rates. Additionally, our interest expense was lower in 2014 due to a decrease in the fair value of our interest rate swap liabilities in the 2014 Twelve Months.

For the 2014 Twelve Months, we recorded $2.7 million in other income which consisted of $1.0 million of income from unconsolidated entities and the receipt of insurance proceeds from our business interruption claim for the temporary closure of our Courtenay Central parking structure in Wellington, New Zealand.  For the 2013 Twelve Months, we recorded $3.2 million in other income which was primarily related to a $1.4 million gain on the acquisition and settlement of a cinema; $1.4 million of income from unconsolidated entities; and the receipt of insurance proceeds from our business interruption claim for the temporary closure of our cinema in Christchurch, New Zealand.

For the 2014 Twelve Months, we recognized an income tax benefit of $9.8 million in 2014 compared to a $4.9 million expense in 2013 and was due to the reversal of the valuation allowance in the U.S.

As a result of the above, we reported a net income of $25.7 million for the 2014 Twelve Months compared to a net income of $9.0 million in 2013, driven primarily by the $14.7 million decrease in income tax expense due to the reversal of the valuation allowance in the U.S.

Our EBITDA(1) at $40.4 million for the 2014 Twelve Months was $1.2 million or 3.1% higher than the EBITDA(1) for the 2013 Twelve Months of $39.2 million. There were no adjustments to EBITDA in either the 2014 or the 2013 Twelve Months.

Balance Sheet and Liquidity

Our total assets at December 31, 2014 were $401.6 million compared to $386.8 million at December 31, 2013.  The currency exchange rates for Australia and New Zealand as of December 31, 2014 were $0.8173 and $0.7796, respectively, and as of December 31, 2013, these rates were $0.8929 and $0.8229, respectively.  As a result, currency had a negative effect on the balance sheet at December 31, 2014 compared to December 31, 2013.

On November 28, 2014, we refinanced our Bank of America revolver and increased the borrowing limits from $35.0 million to $55.0 million with no loan amortization required during the term. The loan has a 5-year term, maturing on December 1, 2019 and an interest rate at Libor plus applicable margin rate (ranging from 3.0% to 2.5%) adjusted quarterly.

On June 27, 2014, we refinanced our existing three-tiered credit facility with NAB.  It is comprised of (1) the Bank Bill Discount Facility with a facility limit of AUS$61.3 million, an interest rate of 2.35% above the BBSY, and amortization at AUS$2.0 million per year; (2) the Bill Discount Facility – Revolving with a facility limit of AUS$10.0 million and an interest rate of 1.50% above the BBSY on any undrawn portion and (3) the Bank Guarantee Facility with a facility limit of AUS$5.0 million.  All three have a due date of June 30, 2019.

On June 26, 2014, our subsidiary Sutton Hill Properties, LLC entered into an agreement with Sovereign Bank, refinancing the current loan on the Cinemas 1,2,3 property in Manhattan and providing an additional $6.0 million for the acquisition of air rights to add additional density to any redevelopment of the property. We replaced a maturing term loan of $15.0 million with a new loan that has a 2-year term, payable interest only, commencing June 27, 2014, all principal and unpaid interest due and payable on maturity.

Our cash position at December 31, 2014 was $50.2 million including $30.4 million in the U.S., $12.1 million in Australia, and $7.7 million in New Zealand.  As part of our main credit facilities in Australia, New Zealand and the U.S., we are subject to certain debt covenants that limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at December 31, 2014, we have approximately $26.2 million of cash worldwide that is not restricted by loan covenants.

At December 31, 2014, $25.3 million is available under Bank of America revolver in the US; $9.4 million (NZ$12.0 million) is available under our Westpac New Zealand Corporate Credit facility; $5.0 million is available under our BofA Revolver in the U.S. and $6.0 million is available under our Sovereign Line of Credit in the U.S. to be used for the acquisition of air rights as part of the redevelopment of our Cinemas 1,2,3 property.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $50.2 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2014 was a negative $8.8 million compared to a negative $71.8 million at December 31, 2013.  The improvement in working capital resulted primarily from our Australian NAB Corporate Term Loan and our U.S. Cinemas 1,2,3 Term Loan being  refinanced and now being treated as long-term liabilities in 2014.    We are in the process of renegotiating the New Zealand Corporate Credit facility and the Union Square term loan with our current lenders.  If the current debt is excluded from working capital, our resulting working capital would be positive.

Stockholders’ equity was $132.3 million at December 31, 2014 compared to $121.7 million at December 31, 2013,  an increase of $10.6 million or 8.7%, primarily related to a  $25.7 million decrease in accumulated deficit resulting from our 2014 net income offset by a $13.5 million decrease in accumulated other comprehensive income mainly due to currency movements.

Subsequent Events

Los Angeles Doheny Condominium

As part of a rationalization of our office space, in early December 2014 we listed our Los Angeles Doheny Condominium for sale.  At December 31, 2014, this property was classified as an Asset Held for Sale.  On February 25, 2015, we consummated a sale contract for this property for a sale price of $3.0 million.

Union Square Property

On March 10, 2015, the New York Landmark Preservation Society  approved our design to the landmarked Union Square property allowing a new glass dome on the roof plus additional entrances, windows and signage adding over 23,000 square feet of rentable space.

(1)The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA to Net Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$61,742	$63,540	$254,748	$258,221
Operating expense
Cinema/real estate	48,666	50,049	198,205	204,036
Depreciation and amortization	3,978	3,954	15,468	15,197
General and administrative	4,179	4,732	18,902	18,053

Operating income	4,919	4,805	22,173	20,935

Interest expense, net	(2,463)	(1,914)	(9,000)	(10,037)
Other income	198	2,122	2,686	3,189
Income tax benefit (expense)	14,532	(1,802)	9,785	(4,942)
Loss from discontinued operations	--	--	--	--
Net (income) loss attributable to noncontrolling interests	34	(30)	57	(104)
Net income	17,220	3,181	25,701	9,041

Basic earnings per share	$0.74	$0.14	$1.10	$0.39
Diluted earnings per share	$0.72	$0.13	$1.08	$0.38

EBITDA*	$9,129	$10,851	$40,384	$39,217

EBITDA* change	($1,727)		$1,167

*EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income is presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income	$17,220	$3,181	$25,701	$9,041
Add: Interest expense, net	2,462	1,914	9,000	10,037
Add (Deduct): Income tax expense/(Benefit)	(14,532)	1,802	(9,785)	4,942
Add: Depreciation and amortization	3,978	3,954	15,468	15,197

EBITDA	$9,129	$10,851	$40,384	$39,217

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations for the Three Years Ended December 31, 2014

(U.S. dollars in thousands)

	Year Ended December 31,
	2014	2013	2012

Operating revenue
Cinema	$237,861	$239,418	$234,703
Real estate	16,887	18,803	19,727
Total operating revenue	254,748	258,221	254,430

Operating expense
Cinema	188,435	193,206	190,511
Real estate	9,770	10,830	11,163
Depreciation and amortization	15,468	15,197	16,049
General and administrative	18,902	18,053	16,117
Impairment expense	--	--	1,463
Total operating expense	232,575	237,286	235,303

Operating income	22,173	20,935	19,127

Interest income	662	407	800
Interest expense	(9,662)	(10,444)	(17,226)
Net gain (loss) on sale of assets	25	(56)	144
Other income (expense)	1,646	1,876	(563)
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	14,844	12,718	2,282
Income tax benefit (expense)	9,785	(4,942)	(4,904)
Income (loss) before equity earnings (loss) of unconsolidated joint ventures and entities	24,629	7,776	(2,622)
Equity earnings of unconsolidated joint ventures and entities	1,015	1,369	1,621
Income (loss) before discontinued operations	25,644	9,145	(1,001)
(Loss) from discontinued operations, net of tax	--	--	(85)
(Loss) on sale of discontinued operations	--	--	(320)
Net income (loss)	$25,644	$9,145	$(1,406)
Net (income) loss attributable to noncontrolling interests	57	(104)	492
Net income (loss) attributable to Reading International, Inc. common shareholders	$25,701	$9,041	$(914)

Basic income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$1.10	$0.39	$(0.02)
Earnings (loss) from discontinued operations, net	--	--	(0.02)
Basic income (loss) per share attributable to Reading International, Inc. shareholders	$1.10	$0.39	$(0.04)

Diluted income (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$1.08	$0.38	$(0.02)
Earnings (loss) from discontinued operations, net	--	--	(0.02)
Diluted income (loss) per share attributable to Reading International, Inc. shareholders	$1.08	$0.38	$(0.04)
Weighted average number of shares outstanding–basic	23,431,855	23,348,003	23,028,596
Weighted average number of shares outstanding–diluted	23,749,221	23,520,271	23,028,596

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2014 and 2013

(U.S. dollars in thousands)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$50,248	$37,696
Receivables	11,348	9,087
Inventory	1,010	941
Investment in marketable securities	54	55
Restricted cash	1,433	782
Deferred tax asset	6,300	3,273
Prepaid and other current assets	3,426	3,283
Land held for sale-current	10,112	--
Total current assets	83,931	55,117

Operating property, net	186,889	191,660
Land held for sale-non current	42,588	11,052
Investment and development property, net	26,124	74,230
Investment in unconsolidated joint ventures and entities	6,169	6,735
Investment in Reading International Trust I	838	838
Goodwill	21,281	22,159
Intangible assets, net	11,486	13,440
Deferred tax asset, net	15,967	5,566
Other assets	6,313	6,010
Total assets	$401,586	$386,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$18,107	$18,608
Film rent payable	9,328	6,438
Notes payable – current portion	38,104	75,538
Taxes payable	6,003	8,308
Deferred current revenue	14,239	11,864
Other current liabilities	6,969	6,155
Total current liabilities	92,750	126,911

Notes payable – long-term portion	98,019	65,009
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	10,029	12,478
Other liabilities	40,577	32,749
Total liabilities	269,288	265,060
Commitments and contingencies (Note 19)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,537,008 issued and 21,741,586 outstanding at December 31, 2014 and 32,254,199
issued and 21,890,029 outstanding at December 31, 2013	228	225
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at December 31, 2014 and at December 31, 2013	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2014 and December 31, 2013	--	--
Additional paid-in capital	140,237	137,849
Accumulated deficit	(32,251)	(57,952)
Treasury shares	(8,582)	(4,512)
Accumulated other comprehensive income	28,039	41,515
Total Reading International, Inc. stockholders’ equity	127,686	117,140
Noncontrolling interests	4,612	4,607
Total stockholders’ equity	132,298	121,747
Total liabilities and stockholders’ equity	$401,586	$386,807